Exhibit 99.1

Raptor Pharmaceutical Corp. Signs
Collaborative Research and Development Agreement with
NIDDK on Phase 2b Clinical Trial of RP104 (DR Cysteamine Tablets)
in Non-alcoholic Steatohepatitis (“NASH”)

Phase 2b Trial Anticipated to Start in Q1 2012

Company to Host NASH Event at JP Morgan Healthcare Conference

Novato, California, December 19, 2011 — Raptor Pharmaceutical Corp. (“Raptor” or the “Company”) (NASDAQ: RPTP), today announced the signing of a cooperative research and development agreement (“CRADA”) with the National Institute of Diabetes and Digestive and Kidney Diseases (“NIDDK”) part of the National Institutes of Health (“NIH”) to conduct a Phase 2b clinical trial.  The clinical trial will evaluate the safety and potential efficacy of RP104, Raptor’s proprietary delayed-release tablet formulation of cysteamine bitartrate, as a potential treatment of non-alcoholic steatohepatitis (“NASH”), an advanced form of non-alcoholic fatty liver disease (“NAFLD”), in children. The clinical trial is expected to begin in the first calendar quarter of 2012 with NIDDK and Raptor sharing the costs to conduct the clinical trial.

The Cysteamine Bitartrate Delayed-Release for the Treatment of Non-alcoholic Fatty Liver Disease in Children (“CyNCh”) trial is expected to enroll a total of 160 pediatric participants at ten U.S. centers in the NIDDK-sponsored NASH Clinical Research Network (“NASH CRN”). Enrolled participants will range in age from 8 to17 years and have biopsy-confirmed moderate to severe NAFLD. The primary objective of this randomized, multicenter, double-blind, placebo-controlled clinical trial is to evaluate whether 52 weeks of treatment with RP104 in children reverses damage caused by NASH as measured by changes in NAFLD Activity Score (“NAS”), a histological rating scale of disease activity. Secondary endpoints will include blood markers for liver health including alanine transaminase (“ALT”) and aspartate transaminase (“AST”), as well as safety and tolerability.

“NAFLD now affects millions of children in the United States”, said Jeffrey Schwimmer, M.D., the Director of the Fatty Liver Clinic at Rady Children’s Hospital San Diego and the Principal Investigator for the NASH CRN Pediatric Clinical Center at the University of California, San Diego (“UC, San Diego”).  “In the absence of an effective therapy, we are increasingly seeing adolescents with advanced liver disease.  Therefore we are excited about the opportunity to evaluate RP104 as a potential treatment for pediatric NAFLD in the NASH Clinical Research Network.”

Raptor estimates the total cost of the CyNCh trial to be in the range of $14-$16 million. Under the CRADA agreement, Raptor will fund a total of $6 million of the cost of the trial, in addition to providing clinical trial materials and drug manufacturing/quality support estimated at approximately $1 million.  The remainder of the funding will come from NIDDK.  Raptor holds worldwide, exclusive licenses from UC San Diego to patents relating to use of cysteamine in NAFLD and NASH.  Under this CRADA collaboration, Raptor will retain exclusive development and commercial rights to the clinical data resulting from the CyNCh trial.

"This agreement is an important step in advancing our RP104 program for NASH. In addition to the substantial funding, this collaboration enables us to work with an already established network of many of the leading NASH clinics in the U.S.,” said Ted Daley, President of Raptor. “We believe that this will enable Raptor to commence and complete the Phase 2b clinical trial far sooner than if we were to conduct the clinical trial entirely on our own.  We are excited to work with NIDDK and these top investigators to advance our program."

This planned CyNCh trial follows positive results of an open-label Phase 2a clinical trial which was conducted under a collaboration agreement between Raptor and UC San Diego at UC San Diego's General Clinical Research Center. The Phase 2a clinical trial involved children with biopsy-confirmed diagnosis of moderate to severe NAFLD and baseline ALT and AST measurements at least twice that of normal levels.  These patients received a prototype formulation of RP104 twice daily for six months, followed by a six-month post-treatment monitoring period. All patients showed marked decline in ALT and AST levels during the treatment period with 7 of 11 patients achieving a greater than 50 percent reduction and 6 of 11 patients with reductions to within normal range. The reductions in ALT and AST were largely sustained during the 6 month post-treatment phase. Other important liver function markers showed positive trends with cytokeratin levels decreasing by an average of 45 percent and adiponectin increasing by 35 percent during the treatment period.

Under its licenses with UC San Diego, Raptor is developing proprietary formulations of delayed-release (“DR”) cysteamine bitartrate for a number of therapeutic indications, including RP103 (DR cysteamine bitartrate microbeads in capsules) for the potential treatment of nephropathic cystinosis and Huntington's Disease, and RP104 for NASH. Cysteamine is a precursor of the potent liver anti-oxidant glutathione (“GSH”) and increasing GSH has the potential to reverse NASH-related liver damage. GSH itself does not enter easily into cells, even when given in large amounts. However, GSH precursors, such as cysteamine, enter into cells and have been shown to be effective in the treatment of certain conditions by preventing significant GSH depletion.

Raptor intends to host an event providing an overview of its NASH program at the upcoming JP Morgan Healthcare Conference in San Francisco.  This event will include Raptor’s management and NASH experts on Tuesday, January 10, 2012 at 4:30pm Pacific Standard Time. The Company will provide a teleconference feed for those not attending the conference.  To attend the event, please contact Lauren Glaser at lglaser@troutgroup.com.

About NASH

NASH is a more aggressive form of NAFLD that affects 2 to 5 percent of Americans. It occurs in patients who drink little or no alcohol, and is the most common cause of chronic liver disease in North America. Although most patients are asymptomatic and feel healthy in early phases of the disease, NASH causes decreased liver function and can lead to cirrhosis, liver failure and end-stage liver disease. While NASH is most common in insulin-resistant obese adults with diabetes and abnormal serum lipid profiles, its prevalence is increasing among juveniles as obesity rates rise within this patient population. There are no currently approved drug therapies for NASH; patients are limited to lifestyle changes such as diet, exercise and weight reduction to manage the disease.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ: RPTP) (“Raptor”) seeks to research, produce, and deliver medicines that improve life for patients with severe, rare disorders. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, Non-alcoholic Steatohepatitis (“NASH”), Huntington’s Disease (“HD”), aldehyde dehydrogenase deficiency (“ALDH2”), and thrombotic disorder.

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein and related proteins that are designed to target cancer and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: that the Phase 2b CyNCh trial in juveniles with NASH will begin in the first calendar quarter of 2012, if at all; that Raptor/NIH will enroll a total of 160 pediatric participants at nine U.S. centers in the NIDDK-sponsored NASH Clinical Research Network, if at all; that RP104 will reverse damage caused by NASH; that the total cost of the CyNCh trial will be in the range of $14-$16 million; that Raptor will be able to adequately supply clinical trial materials to sustain the CyNCh trial; that the NIH will be able to commence and complete the CyNCh trial far sooner than if Raptor conducted the clinical trial on its own; that the CyNCh trial will produce results similar to the Phase 2a clinical trial at UC San Diego; and that Raptor will be able to successfully develop RP104, RP103 or DR Cysteamine or any of its other product candidates. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company's forward looking statements from fruition include: that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor's technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company's process; that Raptor's patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor's products may not work as well as hoped or worse, that the Company's products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital. As well, Raptor's products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's annual report on Form 10-K filed with the SEC on November 14, 2011; and Raptor’s Amendment No. 1 to its Annual Report on Form 10-K filed with the SEC on December 19, 2011; which are available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

Contact:

Trout Group (investors)
Lauren Glaser
(646) 378-2972
lglaser@troutgroup.com

EVC Group (media)
Janine McCargo
(646) 688-0425
jmccargo@evcgroup.com